Exhibit 99.1

[AROTECH LOGO]	Earnings News
Investor Relations Department Phone: 1-866-317-4677 www.arotech.com

FOR IMMEDIATE RELEASE

AROTECH CORPORATION REPORTS RESULTS FOR THE FOURTH QUARTER AND FULL YEAR, 2005
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Fourth quarter results reflect initial benefits of restructuring program

Company also announces that it has appealed Nasdaq delisting letter

Ann Arbor, Michigan, March 30, 2006 - Arotech Corporation (NasdaqNM: ARTX), a provider of quality defense and security products for the military, law enforcement and security markets, today reported results for the quarter and full year ending December 31, 2005.

Fourth Quarter Results

Revenues for the fourth quarter reached $15.2 million, compared to $11.2 million in the previous quarter and $16.6 million for the corresponding period in 2004.

Gross Profit for the quarter was $4.3 million or 28.0% of revenues, compared to $5.2 million or 31.6% of revenues for the corresponding period in 2004.

Arotech’s results for the fourth quarter include a charge to operating income of $1.2 million for the impairment of goodwill in respect of the Company’s Armour of America’s (AoA) subsidiary. Including this charge, the Company’s operating loss was $2.9 million compared to an operating loss of $843,000 for the corresponding period in 2004. The net loss including the above-mentioned charge was $3.3 million or ($0.04) per share, which was similar to the corresponding period in 2004.

“During the third quarter, we initiated an extensive restructuring program which includes consolidating and growing our existing businesses and instituting a corporate austerity program in order to dramatically reduce operating costs,” said Robert S. Ehrlich, Chairman and CEO of Arotech Corporation. “The program is part of our focus on internal growth and our goal to reach GAAP profitability through existing operations.

“We have since made significant progress towards achieving these goals. The consolidation of our Simulation and Training operations, which entails relocating our IES Interactive Training subsidiary to our FAAC subsidiary headquarters in Ann Arbor, Michigan, is well underway. By doing so, further to enhancing our leading position in both military transit and law-enforcement training solutions, this move will enable us to realize significant product synergies and reduce costs.

“During the year we experienced exceptional demand for our simulation training products which enabled us to maintain year ago revenue levels despite the revenue decrease in our Armor Division. As part of our restructuring program, we are in the process of moving our

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AoA subsidiary to the location of MDT’s headquarters in Auburn, Alabama, in order to achieve overhead efficiencies, reduce operating costs and enhance our performance going forward.

"Our Armor Division is currently working on several important programs which we hope will lead to a growth in revenues this year compared to the previous year. One such example is MDT’s recently-announced successful introduction into the market for military armored combat vehicles. We have since witnessed increasing interest in this solution which we believe will translate into significant demand this year.

“Our Battery and Power Systems Division was awarded several new contracts for its rechargeable batteries and chargers in 2005 and we see this momentum growing in 2006. We are also engaged in several significant development projects with our Gen4 zinc-air technology, and recently announced additional funding from the U.S. Army.

“In 2006, we will continue to focus on internal growth and achieving sustainable profitable growth through existing operations. We are currently engaged in several significant projects which we believe will enable us to enhance our market share and show overall growth in revenues and an improvement in operating results this year, compared to 2005,” concluded Ehrlich.

Conference Call

Arotech Corporation will hold a conference call to discuss its fourth quarter and full year 2005 results, tomorrow, Friday, March 31, 2006, at 9:00 a.m. EST. Those wishing to take part in the conference call should call U.S. (800) 967-7140 or International 1 (719) 457-2629 a few minutes before the 9:00 a.m. EST start time. In addition, a replay option will be available Friday, March 31, 2006 at 1:00 p.m. EST until Sunday at 11:59 p.m. EST. The replay telephone number is U.S. (888) 203-1112 or International 1 (719) 457-0820. The replay passcode is: 4647965.

Results for the Full Year

Revenues for the full year ended December 31, 2005 reached $49.0 million, compared to $50.0 million in 2004.

Gross Profit for the full year, 2005 was $14.7 million or 29.9% of revenues compared to $15.9 million or 31.9% of revenues in 2004.

Operating loss for the full year, 2005, was $21.3 million compared to an operating loss of $4.2 million in 2004. Arotech’s results for the full year 2005 include charges to operating income of $12.3 million for the impairment of goodwill and other intangible assets, primarily reflecting reevaluations of Armour of America’s, (AoA’s) value resulting from its disappointing performance to date.

Net loss (including impairment of goodwill and other intangible assets charges in relation to AoA of $12.3 million) for the full year, 2005, was $24.0 million or ($0.29) per share compared to a net loss of $12.4 million or ($0.18) per share for the corresponding period in 2004.

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Cash Position at Year End

Cash-on-hand and cash equivalents, restricted collateral deposits and other restricted cash at the end of the year stood at $6.2 million in cash, $3.9 million in restricted collateral securities and restricted held-to-maturity securities due within one year and $779,000 in long term restricted deposits, as compared with $6.7 million in cash, $7.0 million in restricted collateral securities and restricted held-to-maturity securities due within one year and $4.0 million in long-term restricted securities and deposits and at the end of 2004.

Stockholders’ equity at the end of the quarter was approximately $46 million.

Nasdaq Notification

Arotech also announced today that on March 28, 2005, it had received a Nasdaq Staff Determination indicating that it was not in compliance with the minimum bid price requirement for continued listing set forth in Marketplace Rule 4450(a) and that its securities are, therefore, subject to delisting from the Nasdaq National Market at the opening of business on April 6, 2006. The letter also stated that Arotech may request a review of the Staff Determination to a Nasdaq Listing Qualifications Panel.

Arotech has requested a review of the Staff Determination by a Nasdaq Listing Qualifications Panel. Although there can be no assurance that the Panel will grant Arotech’s request for continued listing, the request for review will stay the delisting of Arotech’s stock from the Nasdaq National Market pending the Panel’s decision. In the event the Panel does not grant Arotech’s request for continued listing, Arotech stated that it would apply to transfer our common stock to the Nasdaq Capital Market, and that it currently satisfies the relevant requirements for initial inclusion on such market as set forth in Marketplace Rule 4310(c).

If an application by Arotech to transfer to the Nasdaq Capital Market were approved, Arotech would have until September 22, 2006 to demonstrate compliance with the $1.00 minimum bid continued listing requirement of the Nasdaq Capital Market.

About Arotech Corporation

Arotech Corporation is a leading provider of quality defense and security products for the military, law enforcement and homeland security markets, including multimedia interactive simulators/trainers, lightweight armoring and advanced zinc-air and lithium batteries and chargers. Arotech operates through three major business divisions: Armor, Simulation and Training and Battery and Power Systems.

Arotech is incorporated in Delaware, with corporate offices in Ann Arbor, Michigan, and research, development and production subsidiaries in Alabama, Colorado, Michigan, California and Israel.

COMPANY CONTACT:

Kim Kelly, VP Corporate Communications, 1-866-317-4677, kim@arotech.com

Except for the historical information herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, including the results of our restructuring program. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations

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reflected in such statements are reasonable, readers are cautioned not to place undue reliance on these forward-looking statements, as they are subject to various risks and uncertainties that may cause actual results to vary materially. These risks and uncertainties include, but are not limited to, risks relating to: product and technology development; the uncertainty of the market for Arotech’s products; changing economic conditions; delay, cancellation or non-renewal, in whole or in part, of contracts or of purchase orders; Arotech’s ability to remain listed on the Nasdaq Stock Market in accordance with the Nasdaq’s $1.00 minimum bid price and other continued listing standards; dilution resulting from issuances of Arotech’s common stock upon conversion or payment of its outstanding convertible debt, which would be increasingly dilutive if and to the extent that the market price of Arotech’s stock decreases; and other risk factors detailed in Arotech’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as amended, and other filings with the Securities and Exchange Commission. Arotech assumes no obligation to update the information in this release. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.

TABLES TO FOLLOW

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AROTECH CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Year ended December 31,		Three months ended December 31,
	2005	2004	2005	2004
Revenues	$49,044,595	$49,953,846	$15,230,565	$16,570,823
Cost of revenues	34,383,736	34,011,094	10,969,302	11,330,173
Gross profit	14,660,859	15,942,752	4,261,263	5,240,650
Research and development	1,300,429	1,731,379	54,977	428,605
Selling and marketing expenses	4,471,590	4,922,217	1,230,411	1,487,034
General and administrative expenses	14,862,435	10,656,866	3,988,126	3,084,941
Amortization of intangible assets	3,070,748	2,814,835	724,665	1,083,410
Impairment of goodwill and other intangible assets	12,256,756	320,279	1,204,150	-
Total operating costs and expenses	35,961,958	20,125,297	7,202,329	6,083,990
Operating loss	(21,301,099)	(4,182,545)	(2,941,066)	(843,340)
Other income	338,900	-	178,248	-
Financial expenses, net	(2,705,689)	(4,228,965)	(649,171)	(2,102,889)
Loss before minority interests in loss (earnings) of subsidiaries and tax expenses	(23,667,888)	(8,411,510)	(3,411,989)	(2,946,229)
Income taxes	(237,672)	(586,109)	77,088	(299,584)
Loss from affiliated company	(75,000)	-	(75,000)	-
Minority interests in loss (earnings) of subsidiaries	57,149	(44,694)	74,436	(9,333)
Loss from continuing operations	(23,923,411)	(9,042,313)	(3,335,465)	(3,255,146)
Income (loss) from discontinued operations	(120,000)	-	80,000	-
Net loss	(24,043,411)	(9,042,313)	(3,255,465)	(3,255,146)
Deemed dividend to certain stockholders	-	(3,328,952)	-	-
Net loss attributable to common stockholders	$(24,043,411)	$(12,371,265)	$(3,255,465)	$(3,255,146)
Basic and diluted net loss per share from continuing operations	$(0.29)	$(0.13)	$(0.04)	$(0.04)
Basic and diluted net earnings (loss) per share from discontinued operations	$(0.00)	$0.00	$0.00	$0.00
Combined basic and diluted net loss per share	$(0.29)	$(0.18)	$(0.04)	$(0.04)
Weighted average number of shares outstanding	82,209,300	69,933,057	85,446,876	79,075,181

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